Filed Pursuant to Rule 424(b)(2)
Registration No. 333-202804

PROSPECTUS

2,000,000 Shares

A Ordinary Shares

The 2,000,000 shares of A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”) of Global Indemnity Public Limited Company (“Global Indemnity” or the “Company”) covered by this prospectus may be issued to participants in the Global Indemnity plc Share Incentive Plan (the “Plan”) (i) upon the exercise of certain outstanding options to purchase the Ordinary Shares or (ii) in connection with the issuance of certain equity awards (“awards”), including stock options, restricted stock, and other share-based awards as authorized by the Plan and as further detailed in the section entitled “Description of the Plan” beginning on page 3 that are granted after the date of this prospectus. All awards are subject to the terms of the Plan and the applicable award agreement.

This prospectus also covers such additional Ordinary Shares that may become available from time to time under the Plan. We will receive the exercise or purchase price of these equity awards under the Plan if and when such awards are exercised.

Our Ordinary Shares are quoted on the NASDAQ Global Select Market under the symbol “GBLI.” On May 4, 2015, the last reported sales price of our common stock was $27.16 per share.

Investing in these securities involves risks. See “Risk Factors” beginning on Page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 5, 2015.

References in this prospectus to “Global Indemnity,” “we,” “our” or “us” refer to Global Indemnity Public Limited Company together with its consolidated subsidiaries.

PROSPECTUS SUMMARY

The 2,000,000 shares of our Ordinary Shares covered by this prospectus may be issued upon the exercise of certain outstanding equity awards held by participants in the Plan. In addition, after the date of this prospectus, we may grant certain awards, including stock options, restricted stock, and other share-based awards as authorized by the Plan and as further detailed in the section entitled “Description of the Stock Plan” beginning on page 3, to participants in the Plan. All awards are subject to the terms of the Plan and the applicable award agreement.

You should read this prospectus, any prospectus supplement to this prospectus, any documents that we incorporate by reference in this prospectus and any prospectus supplement and the additional information described below under “Incorporation of Certain Information by Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Global Indemnity plc

Global Indemnity, one of the leading specialty property and casualty insurers in the industry, provides its insurance products across a full distribution network — binding authority, program, brokerage, and reinsurance. The Company manages the distribution of these products in two segments: (a) Insurance Operations, which includes the operations of United National Insurance Company, Diamond State Insurance Company, United National Specialty Insurance Company, Penn-America Insurance Company, Penn-Star Insurance Company, Penn-Patriot Insurance Company, American Insurance Adjustment Agency, Inc., Collectibles Insurance Services, LLC, Global Indemnity Insurance Agency, LLC, and J.H. Ferguson & Associates, LLC, and (b) Reinsurance Operations, which includes the operations of Global Indemnity Reinsurance Company, Ltd.

On January 1, 2015, Global Indemnity Group, Inc., a subsidiary of Global Indemnity, completed its acquisition of all of the issued and outstanding capital stock of American Reliable Insurance Company. American Reliable was established in 1952 and is headquartered in Scottsdale Arizona. It has facilities in Scottsdale, Arizona, and Omaha, Nebraska, and writes property and casualty insurance across all fifty states and the District of Columbia. It writes specialty personal lines and agricultural property and casualty insurance, in each case distributed through a network of general and independent agents.

Global Indemnity was incorporated on March 9, 2010 and is domiciled in Ireland. Global Indemnity replaced the Company’s predecessor, United America Indemnity, Ltd., as the ultimate parent company as a result of a re-domestication transaction. United America Indemnity, Ltd. was incorporated on August 26, 2003, and is domiciled in the Cayman Islands. United America Indemnity, Ltd. is now a subsidiary of the Company. The Company’s A ordinary shares are publicly traded on the NASDAQ Global Select Market under the trading symbol “GBLI.”

The Company’s principal executive offices are located at Global Indemnity plc, 25/28 North Wall Quay, Dublin 1, Ireland and its telephone number is 353 (0) 1 649-2000.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference herein, including the matters discussed under “Risk Factors” in Item 1A of Part I in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2015 and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. In addition, you should carefully consider information in any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus and any accompanying prospectus supplement, before deciding to invest in the Company’s Ordinary Shares. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. We have based our forward-looking statements on our beliefs and assumptions based on information available to us at the time the statements are made. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of identified transactions or natural disasters, and statements about the future performance, operations, products and services of the companies.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those set forth herein or in our annual, quarterly and other reports we file with the SEC. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We do not intend to update these forward-looking statements, except as required by applicable law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are set forth in ““Risk Factors” in Item 1A of Part I in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 16, 2015 and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Company’s forward-looking statements speak only as of the date of this report or as of the date they were made. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.

USE OF PROCEEDS

We will receive proceeds from the sale of Ordinary Shares offered by this prospectus only to the extent that equity awards issued under the Plan are exercised for Ordinary Shares covered by this prospectus and are paid for in cash. Pending any specific application, the Registrant may initially invest funds in short-term marketable securities or apply them to the reduction of other short-term indebtedness. The Registrant cannot estimate the amount of any such proceeds at this time.

PLAN OF DISTRIBUTION

The Plan permits us to issue Ordinary Shares to our and our Affiliates’ (as defined in the Plan) eligible officers, directors, employees, consultants, persons who at the time of grant may be performing services for the Company and non-employee directors. Ordinary Shares being registered hereunder are issuable pursuant to stock options, restricted stock and other share-based award issued under the Plan.

DESCRIPTION OF THE PLAN

On June 11, 2014, the Company’s shareholders approved the Plan. The purpose of the Plan is to give the Company a competitive advantage in attracting and retaining officers, employees, consultants and non-employee directors by offering stock options, restricted shares and other stock-based awards.

Administration. The Plan is administered by the Compensation & Benefits Committee (the “Compensation Committee”) of the board of directors of the Company (the “Board”) or by a committee of the Board that may be designated from time to time to administer or make certain decisions required under the Plan. Subject to the terms and conditions of the Plan, the Compensation Committee is authorized to determine which eligible participants will be granted awards, determine the number of Ordinary Shares covered by an award, determine the terms and conditions of each award granted thereunder, amend awards, determine if amounts payable under an award may be deferred, adopt, alter and repeal any administrative rules and practices governing the Plan, interpret the terms of the Plan and any award granted under the Plan, adopt any sub-plans as necessary, and generally supervise and administer the Plan.

Ordinary Shares Available for Issuance. As of April 30, 2015, the number of the Company’s Ordinary Shares reserved and available for grant under the Plan was 1,201,106 shares, subject to any applicable increases or decreases as set forth in the terms of the Plan, and 500,000 shares which are subject to outstanding options. Ordinary Shares which have been forfeited to the Company or awards which have been terminated without being exercised, shall be again available for distribution in connection with awards granted under the Plan. Ordinary Shares delivered or exchanged by a participant as full or partial payment to the Company for the exercise price or withholding taxes of an award shall be again available for purposes of awards under the Plan. The total number of Ordinary Shares subject to any stock option grant to any one participant shall not exceed 100,000 shares during each fiscal year of the Company. No one participant may be granted more than 50,000 shares in other share-based awards that are contingent upon the attainment of performance goals in any fiscal year of the Company.

Participants. The following Persons are eligible to be granted awards under the Plan: (i) Persons who are officers, directors, employees or consultants of the Company and/or any of its affiliates; (ii) Persons who at the time of grant may be performing (or subject to being required to perform) services for the Company or any of its affiliates (including, without limitation, officers, directors, employees, affiliates and consultants of FPC); and (iii) non-employee directors of the Company and its affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Company and its affiliates. However, incentive stock options may be granted only to employees of the Company its subsidiaries or its Parent. For purposes of the Plan,

“FPC” means Fox Paine & Company and its subsidiaries and related entities and all partners, members, directors, employees, shareholders and agents of the foregoing and “Person” includes any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, government (or any department or agency thereof) or other entity.

Terms of Stock Options. The Compensation Committee is authorized to grant and administer stock options (including incentive stock options and nonstatutory stock options) under the Plan. The terms of any awards granted under the Plan will be determined by the Compensation Committee. For awards consisting of stock options, the exercise price shall be determined at the time of grant and may not be less than the fair market value of the Ordinary Shares on the date the option is granted. The term of an option may not exceed ten years. The exercise price of options is payable in cash, in shares (including by withholding shares deliverable upon the exercise of options), bank check, or such other instrument or method of payment as the Compensation Committee may accept, as set forth in the individual award agreement. The Plan gives the Compensation Committee discretion to determine the exercisability of stock options granted under the Plan.

Generally, unless otherwise determined by the Compensation Committee or specified in the applicable option, employment or consulting agreement, in the event of a termination of a participant’s employment for any reason, other than for cause, the vesting of any awarded stock options ceases, the term of any unvested stock options lapses and any vested and unvested portions will become unexercisable, except the participant shall have 90 days to exercise any vested stock options that are vested on the date of the participant’s termination. In the event of a termination of a participant’s employment for cause, all outstanding and unexercised stock options, whether vested or unvested, as of the time the participant is notified that his employment is terminated or if the participant voluntarily terminates employment within 90 days after an occurrence of an event that would be grounds for a termination for cause, will be cancelled immediately. Stock options granted under the Plan are generally not transferable other than by will or the laws of descent and distribution or as otherwise permitted under an applicable option agreement to a family member, and are only exercisable during the lifetime of the holder.

Terms of Restricted Shares. The Compensation Committee is authorized to grant and administer restricted shares under the Plan. The terms of any awards granted under the Plan will be determined by the Compensation Committee. Each participant receiving restricted shares shall be issued a share certificate in respect of such restricted shares, unless the Compensation Committee elects to use another system to evidence ownership of the restricted shares. Unless otherwise specified in the term of the agreement issuing the restricted shares, upon a participant’s termination for any reason during the relevant restriction period, all unvested restricted shares will be forfeited to the Company, without compensation. Except as provided in the Plan, any participant who is issued restricted shares shall have all the rights of a shareholder of the Company that holds Ordinary Shares, including, if applicable, the right to vote the shares and the right to receive cash dividends or distributions.

Terms of Other Share-Based Awards. The Compensation Committee is authorized to grant and administer other share-based awards under the Plan. The terms of any awards granted under the Plan will be determined by the Compensation Committee, including if the award is payable in, valued in reference to or based on Ordinary Shares. The awards may be given purely as a bonus and not subject to any restrictions or conditions, in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company, as share appreciation rights, as share equivalent units, or as awards valued by reference to the book value of the Ordinary Shares. Other share-based awards may be given upon the achievement of performance goals, the criteria of which will be determined by the Compensation Committee. Subject to the determination of the Compensation Committee, other share-based awards will be entitled to receive dividends or dividend equivalents with respect to the number of Ordinary Shares covered by the award, may be subject vesting or forfeiture, may be subject to special waivers of limitations by the Compensation Committee, may be issued for no cash consideration, may be priced as determined by the Compensation Committee and the Compensation Committee will determine the extent to which a participant’s performance goals have been achieved.

Amendments, Adjustments & Termination. The Board or the Committee may amend, suspend or terminate the Plan, prospectively or retroactively. However, unless otherwise required by law or the Plan, no amendment, suspension or termination shall be made that is adverse to the rights of a participant under and award without such participant’s consent. In some cases, the Board may not amend the Plan without the approval of the stockholders to the extent such approval is required under applicable NASDAQ rules, the Internal Revenue Code, and SEC rules. The Committee may amend the terms of any award that was previously granted, prospectively or retroactively, but no such amendment can be made that is adverse to the rights of the participant thereunder without the participant’s consent. The Plan terminates on February 10, 2019, unless earlier terminated by the Board. Awards outstanding as of such date shall not be affected or impaired by the expiration of the Plan and shall be subject to the terms of the Plan.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by the full text of the Plan, a copy of which is filed herewith as Exhibit 4.1.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by A&L Goodbody, Solicitors.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report(s), (which contains an adverse opinion on the effectiveness of internal control over financial reporting), of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements of American Reliable Insurance Company included as Exhibit 99.1 of Global Indemnity’s Current Report on Form 8-K dated January 1, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the SEC pursuant to the Securities Act and the Exchange Act are incorporated by reference in this Registration Statement:

(i)	Our Annual Report on Form 10-K for the year ended December 31, 2014;

(ii)	Our Current Reports (other than the portions of these documents not deemed to be filed) on Form 8-K filed with the SEC on January 5, 2015 and 8-K/A filed with the SEC on March 16, 2015; and

(iii)	The description of the Company’s A Ordinary Shares contained in the Company’s Current Report on Form 8-K12B, filed with the SEC on July 2, 2010, including any amendments or supplements thereto.

In addition to the foregoing, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding issuers, including Global Indemnity, who file electronically with the SEC. The reports and other information filed by us with the SEC are also available at our website. The address of the site is www.globalindemnity.ie. Our and the SEC’s web addresses have been included as inactive textual references only. The information contained on those websites is expressly not incorporated by reference into this Registration Statement.

Upon request, we will provide, free of charge, to each person, including any beneficial owner to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. You may request a copy of these filings from us by writing to us at Global Indemnity plc, 25/28 North Wall Quay, Dublin 1, Ireland Attention: Stephen W. Ries, Secretary, or by telephoning us at 353 (0) 1 649-2000.